Exhibit 5.1



[LOGO]   IONICS                Address Mail To:
         ____________________  P.O. Box 9131
         IONICS, INCORPORATED  Watertown, Massachusetts 02272-9131

                               65 Grove Street
                               Watertown, Massachusetts 02172-2882
                               Telephone: (617) 926-2500
                               Fax: (617) 926-4304


                               January 23, 1997


Ionics, Incorporated
65 Grove Street
Watertown, MA  02172

Re:  Form S-3 Registration Statement

Ladies and Gentlemen:

As General Counsel to Ionics, Incorporated, a Massachusetts corporation (the "Company"), I have represented the Company in connection with the preparation and filing of the Company's Form S-3 Registration Statement (the "Registration Statement"), covering the offer and sale to the public by certain selling shareholders of up to 86,458 shares of the Company's Common Stock, par value $1.00 per share (the "Shares").

I have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

Based upon and subject to the foregoing, I am of the opinion that the Shares are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                               Very truly yours,

                               /s/Stephen Korn
                               Stephen Korn
                               General Counsel

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